                               AMENDMENT NO. 1 TO
                                  SCHEDULE 14A


                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


    /X/  Filing by the Registrant
    / /  Filing by a party other than the Registrant
    /X/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                                                CELADON GROUP,
                                      INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
            Common Stock (par value $0.033 per share) of CELADON GROUP, INC.
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
               7,857,135 (a) shares of Common Stock of CELADON GROUP, INC.
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $20.00(b)
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction: $151,584,421 (b)
         -----------------------------------------------------------------------
     (5) Total fee paid: $30,310 (b)
         -----------------------------------------------------------------------

     (a) This represents 7,406,989 shares of common stock, par value $0.033 per share, of Celadon Group, Inc. (the "Celadon Common Stock") (other than 320,000 shares to be retained by certain stockholders of Celadon (including an officer and director and an entity affiliated with a director)), options to purchase 438,025 shares of Celadon Common Stock, and warrants to purchase 12,121 shares of Celadon Common Stock, all of which are estimated to be outstanding as of September 18, 1998.

     (b) Pursuant to Rule 0-11, the filing fee was computed as set forth in the following table:




                                                                                         CONSIDERATION    AGGREGATE
                                                                               NUMBER      PER UNIT     CONSIDERATION
                                                                             ----------  -------------  --------------
Celadon Common Stock.......................................................   7,406,989   $     20.00   $  148,139,780
Options to purchase Celadon Common Stock...................................     438,025   $     7.61*   $    3,333,370
Warrants to purchase Celadon Common Stock..................................      12,121   $    9.18**   $      111,271


------------------------

*   Based on the weighted average exercise price of such options.

**  Based on the exercise price of such warrants.


    /X/  Fee paid previously with preliminary materials.
    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                                                PRELIMINARY COPY

                      [LETTERHEAD OF CELADON GROUP, INC.]

                                                                          , 1998

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of Celadon Group, Inc. ("Celadon" or the "Company") to be held at a.m. on
           , 1998 at             (the "Special Meeting").


    At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 23, 1998 (the "Merger Agreement"), by and between Celadon and Laredo Acquisition Corp. ("Merger Sub"). Merger Sub is a newly-formed Delaware corporation controlled by Odyssey Investment Partners Fund, L.P. ("Odyssey"). The material terms of the Merger Agreement are described below and in the Proxy Statement attached as Annex A hereto. The descriptions of the Merger (defined below) and the Merger Agreement herein and in the Proxy Statement do not purport to be complete and are subject to, are qualified in their entirety by reference to, the text of the Merger Agreement.



    Consummation of the Merger is subject to certain conditions, including the completion of financing to provide approximately $233.8 million to pay the Cash Merger Price, to pay the value of the Options (defined below) and the Hanseatic Warrants (defined below), to refinance certain existing indebtedness and capital leases of the Company and its subsidiaries and to pay the fees and expenses in connection with the Merger and such financing. It is contemplated that the financing required in connection with the consummation of the Merger will be provided by (a) the issuance by the Company of senior discount notes for gross proceeds of $25 million (the "Company Senior Discount Notes") and the issuance by Celadon Trucking Services, Inc. ("CTSI"), a wholly-owned subsidiary of the Company, of $150 million of senior subordinated notes (the "CTSI Senior Subordinated Notes" and together with the Company Senior Notes, the "Debt Securities"), (b) drawings of up to $7.5 million under a $25 million revolving credit facility, and (c) equity financing provided by Odyssey in the amount of approximately $57.6 million through the purchase of common stock of Merger Sub. In the event that the offering of the Debt Securities is not consummated prior to the Effective Time, bridge loans (the "Bridge Loans") in an aggregate amount not to exceed $125 million will be incurred by the Company and CTSI and will be used to finance the Merger. Merger Sub informed the Company in writing that it had received notice on September 15, 1998 from Bankers Trust Corporation ("BT"), the institution that is to provide the Bridge Loans, that BT would not be obligated to provide such financing under the then existing market conditions. Pursuant to the commitment letter issued to Merger Sub by BT with respect to the financing of the Merger (the "BT Financing Letter"), BT would not be obligated to provide the Bridge Loans if, in the reasonable judgment of BT, market conditions which would materially and adversely affect the ability to sell or place the Debt Securities exist at the time funding is requested. BT has noted that the conditions to funding the Bridge Loans, including the absence of adverse market conditions, need only be satisified on the date of request for funds. No such request has yet been made by Merger Sub. The BT Financing Letter has not been terminated or otherwise modified and remains in full effect as of this date. If no amounts have yet been funded thereunder, the BT Financing Letter will terminate in accordance with its terms on November 30, 1998. If the Merger is not consummated on or prior to November 30, 1998, the Merger Agreement will terminate in accordance with it terms. See "Certain Provisions of the Merger Agreement--Termination; Effect of Termination" in the accompanying Proxy Statement.



    Notwithstanding the material uncertainty as to whether the Merger will be consummated, the Company is proceeding to take the actions required to close the Merger, including the mailing of this Proxy Statement and obtaining stockholder approval of the Merger at the Special Meeting. However, even if the Company's stockholders adopt and approve the Merger Agreement, there can be no assurance that the Merger will be consummated. See "Special Factors--Recent Developments; Material Uncertainty of Consummating the Merger" in the accompanying Proxy Statement.


    Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the transactions contemplated thereby (the "Effective Time"),
(a) Merger Sub will be merged into Celadon

(the "Merger"), with Celadon continuing as the surviving corporation (the "Surviving Corporation"); (b) the current directors of Celadon will be replaced by the directors of Merger Sub (and a majority of the directors of the Surviving Corporation will be designees of Odyssey); (c) the shares of common stock of Merger Sub held by Odyssey will be converted into shares of common stock of the Surviving Corporation, representing approximately 90% of the outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time; (d) Citicorp Venture Capital, Ltd. ("Citicorp"), a significant stockholder of Celadon, and Stephen Russell, President, Chief Executive Officer and Chairman of Celadon will retain an aggregate of 320,000 shares of common stock of Celadon (the "Rollover Shares"), which represent approximately 4.1% of the outstanding shares of common stock of Celadon and which will represent approximately 10% of the outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time; (e) each share of common stock of Celadon outstanding immediately prior to the Effective Time (except for the Rollover Shares, treasury shares held by Celadon, and shares held by dissenting stockholders who have properly exercised their rights pursuant to Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $20.00 per share in cash (the "Cash Merger Price"); (f) the warrants granted to Hanseatic Corporation, an entity affiliated with a director of Celadon ("Hanseatic," and such warrants, the "Hanseatic Warrants") will be canceled and Hanseatic shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of common stock of Celadon previously subject to the Hanseatic Warrants and the excess of the Cash Merger Price per share over the exercise price per share of the Hanseatic Warrants; and (g) except for certain Options (defined below) to be retained by Stephen Russell, Ronald S. Roman, Robert Goldberg, Michael Archual, and Nancy Morris (collectively, the "Management Team" and, such Options, the "Rollover Options") which represent the
right to purchase approximately    % of the common stock of Celadon and which
will represent the right to purchase approximately    % of the common stock of
the Surviving Corporation immediately following the Effective Time, each outstanding employee or director stock option (the "Options") granted under the 1994 Celadon Stock Option Plan and the 1996 Non-Employee Director Stock Option Plan (collectively, the "Stock Option Plans") will be canceled and the former holder thereof shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of common stock of Celadon previously subject to such Option and the excess of the Cash Merger Price per share over the exercise price per share of such Option. Applicable withholding taxes will be deducted from all payments made in respect of the Options and the Hanseatic Warrants.



    Stephen Russell and the other members of the Management Team will enter into new employment agreements, which will have a term of four years with respect to Stephen Russell and three years with respect to each other member of the Management Team and provide for severance payments under certain circumstances. In addition, an annual bonus plan, and a stock option plan with respect to an aggregate of 7.5% of the common stock of the Surviving Corporation, will be instituted for approximately twenty of the Company's executives, including the Management Team, and the Management Team will receive signing bonuses aggregating $1.1 million. The chart below describes the interests of Stephen Russell and the other members of the Management Team in the Company both prior to and following the Merger, and the benefits to be received by the Management Team upon consummation of the Merger:



                                           SHARES HELD             OPTIONS HELD
                                            PRIOR TO    ROLLOVER     PRIOR TO      ROLLOVER       NEW      SIGNING
NAME                                         MERGER      SHARES       MERGER        OPTIONS     OPTIONS     BONUS
-----------------------------------------  -----------  ---------  -------------  -----------  ---------  ----------
Stephen Russell..........................     924,804     200,000       70,000        70,000   [100,000]  $  500,000
Ronald S. Roman..........................       1,000           0       45,000        10,000      42,000
Robert Goldberg..........................           0           0       20,000                    20,000
Michael Archual..........................       4,200           0       17,500                    12,000
Nancy Morris.............................       1,000           0       14,000         5,000      20,000



The interests of the Company's management in the Merger are described in the accompanying Proxy Statement under the headings "Summary--Interests of Certain Persons in the Merger" and "Special Factors--Interests of Certain Persons in the Merger."

    Two substantially similar litigations have been filed by the same law firm in the Delaware Court of Chancery challenging the proposed Merger. In sum, these putative class actions allege (a) that the payment of $20.00 per share to public stockholders upon consummation of the Merger would constitute an acquisition of such shares by management of the Company for less than fair and adequate consideration and (b) that the Company's directors breached their fiduciary duties to the Company and its stockholders. The above-mentioned actions are described in the accompanying Proxy Statement under the heading "Litigation."



    The affirmative vote of a majority of the issued and outstanding shares of common stock of Celadon entitled to vote thereon is required to approve and adopt the Merger Agreement. Stephen Russell and Hanseatic, as stockholders of Celadon, have entered into a Voting Agreement, dated as of June 23, 1998, with Merger Sub pursuant to which they appointed certain persons designated by Merger Sub as proxy to vote each of their respective shares of common stock of Celadon in favor of the Merger Agreement at the Special Meeting. As of June 23, 1998, the shares of common stock of Celadon held by such stockholders represented approximately 25% of the outstanding shares of common stock of Celadon.



    The Board of Directors of the Company has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, the holders of Celadon's common stock (other than the holders of the Rollover Shares) and recommends that stockholders vote FOR the approval and adoption of the Merger Agreement. The rights of dissenting stockholders are described in the accompanying Proxy Statement and a copy of Section 262 of the Delaware General Corporation Law is included as Annex B with the Proxy Statement.


    The approval and determination of the Board was based on a number of factors, described in the accompanying Proxy Statement, including the opinion of Wasserstein Perella & Co. ("Wasserstein Perella"), the Company's financial advisor, to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of Celadon's common stock in connection with the Merger was fair to such holders (other than the holders of the Rollover Shares) from a financial point of view. The opinion of Wasserstein Perella is included as Annex C to the Proxy Statement and should be read in its entirety.

    Your vote is important. Regardless of whether you plan to attend the Special Meeting, please sign and date the enclosed proxy and return it in the envelope provided in order that your shares may be represented at the Special Meeting. If you decide to attend the Special Meeting, you may revoke your proxy and vote your shares in person.

                                          Sincerely,

                                          Stephen Russell
                                          Chairman of the Board

                                PRELIMINARY COPY
                              CELADON GROUP, INC.
                               ONE CELADON DRIVE
                        INDIANAPOLIS, INDIANA 46235-4207
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON            , 1998

To the Stockholders of Celadon Group, Inc.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Celadon
Group, Inc. ("Celadon") will be held at a.m., local time, on            , 1998,
at                     for the following purposes:


        (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 23, 1998 (the "Merger Agreement"), by and between Celadon and Laredo Acquisition Corp. ("Merger Sub"), a newly formed Delaware corporation controlled by Odyssey Investment Partners Fund, LP ("Odyssey"), and the transactions contemplated thereby. Upon the terms and subject to the conditions of the Merger Agreement at the effective time of the transaction contemplated (the "Effective Time"), (a) Merger Sub will be merged into Celadon, with Celadon continuing as the surviving corporation (the "Surviving Corporation"); (b) the current directors of Celadon will be replaced by the directors of Merger Sub (and a majority of the directors of the Surviving Corporation will be designees of Odyssey); (c) the shares of common stock of Merger Sub held by Odyssey will be converted into shares of common stock of the Surviving Corporation, representing approximately 90% of the outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time; (d) Citicorp Venture Capital, Ltd ("Citicorp"), a significant stockholder of Celadon, and Stephen Russell, President, Chief Executive Officer and Chairman of Celadon will retain existing shares of common stock in Celadon (the "Rollover Shares"), which now represent approximately 4.1% of the outstanding shares of common stock of Celadon and will represent approximately 10% of the outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time; (e) each share of common stock of Celadon outstanding immediately prior to the Effective Time (except for the Rollover Shares, treasury shares held by Celadon, and shares held by dissenting stockholders who have properly exercised their rights pursuant to
    Section 262 of the Delaware General Corporation Law), will be converted into the right to receive $20.00 per share in cash (the "Cash Merger Price"); (f) the warrants granted to Hanseatic Corporation ("Hanseatic", and such warrants, the "Hanseatic Warrants") will be canceled and Hanseatic shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of common stock of Celadon previously subject to the Hanseatic Warrants and the excess of the Cash Merger Price per share over the exercise price per share of the Hanseatic Warrants, reduced by applicable withholding taxes or other taxes required by law to be withheld;
    (g) except for certain Options (defined below) to be retained by Stephen Russell, Ronald S. Roman, Robert Goldberg, Michael Archual and Nancy Morris (collectively, the "Management Team" and such Options, the "Rollover
    Options") which represent the right to purchase approximately    % of the
    common stock of Celadon and which will represent the right to purchase
    approximately    % of the common stock of the Surviving Corporation
    immediately following the Effective Time, each outstanding employee or director stock option (the "Options") granted under the 1994 Celadon Stock Option Plan and the 1996 Non-Employee Director Stock Option Plan (the "Stock Option Plans") will be canceled and the former holder thereof shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of common stock of Celadon previously subject to such Option and the excess of the Cash Merger Price per share over the exercise price per share of such Option, less applicable withholding taxes; and (h) Stephen Russell and the other members of the Management Team will enter into new employment agreements which will (i) have a term of four years with respect to Stephen Russell and three years with respect to each other member of the Management Team and (ii) provide for severance payments to the members of the Management Team under certain circumstances. In addition, an annual bonus plan, and a stock option plan with respect to an aggregate amount of 7.5% of the common stock of the Surviving Corporation, will be instituted for approximately twenty of the Company's executives, including members of the Management Team.

    Upon consummation of the Merger and the other transactions contemplated by the Merger Agreement, (i) options with respect to 3.0% of the common stock of the Surviving Corporation will be granted to Stephen Russell pursuant to the stock option plan described in the preceding sentence, and options with respect to 4.0% of such common stock will be distributed among designated executives, including the other members of the Management Team and (ii) signing bonuses in an aggregate amount of $1.1 million will be distributed to the Management Team, including approximately $500,000 to be distributed to Stephen Russell. The interests of the Company's management in the Merger are described in the accompanying Proxy Statement under the headings "Summary--Interests of Certain Persons in the Merger" and "Special Factors--Interests of Certain Persons in the Merger".



        (2) To consider and vote upon a proposal to adjourn or postpone the Special Meeting in the event that the number of proxies obtained is not sufficient to ensure the success of the proposal to adopt and approve the Merger Agreement.



        (3) To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.



    Two substantially similar litigations were filed by the same law firm in the Delaware Court of Chancery challenging the proposed Merger. In sum, these putative class actions allege (a) that the payment of $20.00 per share to public stockholders upon consummation of the Merger would constitute an acquisition of such shares by management of the Company for less than fair and adequate consideration and (b) that the Company's directors breached their fiduciary duties to the Company and its stockholders. These actions have recently been consolidated into a single action. The above-mentioned litigation is described in the accompanying Proxy Statement under the heading "Litigation."


    A copy of the Merger Agreement appears as Annex A to, and is described in, the accompanying Proxy Statement. Rights of dissenting stockholders, are described in the accompanying Proxy Statement and a copy of Section 262 of the Delaware General Corporations Law appears as Annex B thereto.

    All stockholders are cordially invited to attend the meeting, although only
those stockholders of record at the close of business on            , 1998, are
entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                        By Order of the Board of Directors
                                        Paul Will, Secretary


Dated: October   , 1998


    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING BY DELIVERING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY, BY SUBMITTING TO THE SECRETARY OF THE COMPANY A LATER DATED PROXY OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

                                       2